Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Spirit Airlines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other	3,200,000(3)	$3.65	$11,680,000	0.00014760	$1,723.97

Total Offering Amounts					$11,680,000		$1,723.97

Total Fee Offsets							—

Net Fee Due							$1,723.97
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Spirit Airlines, Inc. (the “Company”) that may, from time to time, become issuable under the Spirit Airlines, Inc. 2015 Incentive Award Plan (as amended and restated effective March 22, 2021 (the “2021 Amendment”), the “2015 Plan”) to prevent dilution resulting from any stock dividends, stock splits, recapitalizations or other similar transactions that result in an increase in the number of the outstanding Common Stock or shares issuable pursuant to awards granted under the 2015 Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2015 Plan.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 3, 2024.

(3)	Represents additional shares of Common Stock available for issuance under the 2015 Plan as previously approved in connection with the 2021 Amendment.